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                                                                    EXHIBIT 10.8

U.S. BANCORP PIPER JAFFRAY

222 South Ninth Street
Minneapolis, MN 55402-3804
612-342-6000


CONFIDENTIAL

July 5, 1999

Commtouch Software Ltd.
10 Technology Avenue
Ein Vered 40696

Attention:     Mr. Gideon Mantel
               Chief Executive Officer

Gentlemen:

This is to confirm the understanding and agreement between U.S. Bancorp Piper Jaffray Inc. ("U.S. Bancorp Piper Jaffray") and Commtouch Software Ltd. (the "Company") as follows:

Engagement. The Company hereby engages U.S. Bancorp Piper Jaffray as the Company's financial advisor with respect to a strategic relationship and investment (the "Strategic Relationship") among the Company and Go2Net, Inc. and Vulcan Ventures, Inc. (the "Strategic Investors") to be entered into on the same date as the Company and U.S. Bancorp Piper Jaffray, as representative of the underwriters, enter into an underwriting for the public offering of up to 3,450,000 of the Company's ordinary shares.

We will render to you whatever services are mutually agreeable in order to assist you in accomplishing the Strategic Relationship. In particular, we agree to consult with and advise you concerning the Strategic Relationship and, if you request, participate on your behalf in negotiations concerning the Strategic Relationship. We will consult with you with respect to the financial aspects of any transaction as described in the agreements effecting the transaction and assist you in the administration of the closing of any transaction. We agree to advise you of all of our activities on your behalf. It is understood that we will not act as a broker or dealer with respect to the purchase or sale of any securities of the Company to the Strategic Investors.

In order for us to advise you effectively it is necessary that you make available to us all pertinent information which we reasonably request in connection with the performance of our services hereunder, including information concerning the business, assets, operations or financial condition of the Company. You agree that we may rely upon the accuracy and completeness of information about the Company without independent verification and are authorized to make appropriate use of such information.

Term. The term of our engagement hereunder will extend from the date hereof until termination by either party upon 10 days' written notice.

Fees and Expenses. The Company will pay to U.S. Bancorp Piper Jaffray five hundred fifty thousand U.S. dollars (US $550,000.00) in cash within five business days of the Company's execution of definitive


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Commtouch Software Ltd.
July 5, 1999
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agreements for the Strategic Relationship.

Indemnification. The Company agrees (i) to indemnify and hold U.S. Bancorp Piper Jaffray (which term includes its directors, controlling persons (as such term is defined under the Securities Act of 1933), officers, employees and agents) harmless against and from all losses, claims, damages or liabilities, and all actions, claims, proceedings and investigations in respect thereof, arising out of or in connection with this engagement or U.S. Bancorp Piper Jaffray 's services rendered in connection with this engagement, and to reimburse U.S. Bancorp Piper Jaffray for all reasonable legal and other out-of-pocket expenses as incurred by U.S. Bancorp Piper Jaffray in connection with investigating, preparing or defending any such action, claim, proceeding or investigation; and
(ii) that U.S. Bancorp Piper Jaffray shall not have any liability to the Company or its affiliates, directors, officers, employees, agents, creditors or shareholders, directly or indirectly, related to or arising out of this engagement; provided, however, the Company shall not be so liable for indemnification and U.S. Bancorp Piper Jaffray shall not be exculpated from liability to the extent that any such loss, claim, damage or liability is finally judicially determined to have resulted primarily and directly from U.S. Bancorp Piper Jaffray 's gross negligence or wilful misconduct.

If for any reason the foregoing indemnification or reimbursement is unavailable to U.S. Bancorp Piper Jaffray or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by U.S. Bancorp Piper Jaffray as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and U.S. Bancorp Piper Jaffray on the other hand, the relative fault of the Company and of U.S. Bancorp Piper Jaffray and any relevant equitable considerations; provided that, in no event, will the aggregate contribution of U.S. Bancorp Piper Jaffray hereunder exceed the amount of fees actually received by U.S. Bancorp Piper Jaffray pursuant to this agreement.

The reimbursement, indemnity and contribution obligations of the Company under this agreement shall be in addition to any liability which the Company may otherwise have, shall survive any termination of this agreement and shall be binding upon and extend to the benefit of any successors, assigns, heirs and personal representatives of the Company and U.S. Bancorp Piper Jaffray.

U.S. Bancorp Piper Jaffray Duty. It is understood that U.S. Bancorp Piper Jaffray is being engaged hereunder solely to provide the services described above to the Company, and that U.S. Bancorp Piper Jaffray is not acting as an agent or fiduciary of, and shall have no duties or liabilities to, the equity holders of the Company or any other third party in connection with its engagement hereunder, all of which are hereby expressly waived.

Advertisements. The Company agrees that U.S. Bancorp Piper Jaffray has the right to place advertisements in mailings and financial and other newspapers and journals at its own expense describing its services to the Company hereunder for any completed transactions and using the Company logo.

Miscellaneous. This agreement may not be modified except in writing. This agreement represents the entire understanding between the Company and U.S. Bancorp Piper Jaffray as to the subject matter hereof, and all prior discussions and negotiations are merged into them. This agreement shall be

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Commtouch Software Ltd.
July 5, 1999
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governed by and construed in accordance with the laws of the State of Minnesota.
Any dispute or controversy arising out of this agreement shall be determined by arbitration in accordance with the rules of the National Association of Securities Dealers, Inc. then in effect. Any arbitration award shall be final and binding upon the Company and U.S. Bancorp Piper Jaffray, and judgment upon the award may be entered in any court having jurisdiction. In the event that any dispute among the parties to this agreement should result in arbitration, the prevailing party shall be entitled to recover from the non-prevailing party all of its related fees, costs and expenses, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

If this letter correctly sets forth the understanding between us, please so indicate by signing on the designated space below and returning a signed copy to us, whereupon this letter shall constitute the agreement between us.

Sincerely,

U.S. BANCORP PIPER JAFFRAY, INC.


By
  ------------------------------------
  Chad R. Abraham
  Managing Director


Agreed and accepted this ___ day of July, 1999


COMMTOUCH SOFTWARE LTD.


By
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Title
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